Exhibit 99.3

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

or

Andrew Mathias

Chief Investment Officer

(212) 594-2700

FOR IMMEDIATE RELEASE

SL Green Expands Retail Program with Investments in

717 and 720 Fifth Avenue

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Signs Lease With Apple Computer at 34th Street

NEW YORK, NY — October 24, 2006 — SL Green Realty Corp. (NYSE:SLG) announced today two major additions to its retail joint venture with Jeff Sutton:  717 Fifth Avenue and 720 Fifth Avenue in New York.

SL Green also announced today that its venture with Sutton had entered into a major lease with Apple Computer Inc. at its West 34th Street redevelopment project.  This will be Apple’s third location in Manhattan.

717 Fifth Avenue is a four-story retail condominium with Hugo Boss and Escada’s Manhattan flagship stores as primary tenants.  Its unique three-story glass atrium and prime Fifth Avenue location make it among the most desirable retail spaces in the world.  SL Green’s investment in 717 Fifth Avenue is evidenced by loans totaling $46 million and an option to acquire up to 33% of the ownership interests in the property.

720 Fifth Avenue, located directly across the street from 717 Fifth Avenue, is a prime retail and boutique office property anchored by the most successful Abercrombie & Fitch store in the chain.  Its 100,000 square feet of Class A office space is ideal for financial firms and other plaza district tenants, with substantial upside due to its 77% office occupancy.  SL Green’s investment in 720 Fifth Avenue is evidenced by a $35 million loan and a 25% interest in the cash flow from the property, together with an option to acquire a 25% ownership interest at loan maturity.

Andrew Mathias, Chief Investment Officer of SL Green Realty Corp., stated, “These series of transactions clearly demonstrate the success of the retail investment program initiated less then two years ago.  Over that period of time, we have invested in nine highly desirable retail projects consisting of more than 400,000 square feet of prime retail and office space.  The signing of the Apple lease and other leases signed to date reinforces the compelling returns available to us in this program.”

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About SL Green Realty Corp.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. As of September 30, 2006 the Company owned 27 office properties totaling approximately 18.4 million square feet. SL Green’s retail ownership totals approximately 300,000 square feet at eight properties.  The Company is the only publicly held REIT that specializes exclusively in this niche.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.